Exhibit 10-O(2)
Amendment To The
Equity Joint Venture Contract
DONGFENG MOTOR CO., LTD.
and
DONGFENG (SHIYAN) INDUSTRIAL COMPANY
and
DONGFENG MOTOR CORPORATION
and
DANA MAURITIUS LIMITED

This AMENDMENT TO THE EQUITY JOINT VENTURE CONTRACT (hereinafter referred to as this Amendment) is entered into on this 14th day of March 2007, in Shanghai, People’s Republic of China (hereinafter referred to as PRC), in accordance with the Joint Venture Law, the Joint Venture Regulations and other relevant laws and regulations of the PRC, by and between:
(1)	DONGFENG MOTOR CO., LTD. (hereinafter DFL), a Sino-foreign equity joint venture with limited liability duly organized and validly existing under the laws of the PRC with its legal address at 84 Baiye Road, Wuhan Economic Development Zone, Wuhan City, Hubei Province, PRC;

(2)	DONGFENG (SHIYAN) INDUSTRIAL COMPANY (hereinafter Dongfeng Industry ), a company with limited liability duly established and validly existing under the laws of the PRC whose registered address is at No. 66 Gongyuan Road, Shiyan, Hubei Province, PRC;

(3)	DONGFENG MOTOR CORPORATION (hereinafter DFM), a state-owned enterprise with limited liability duly established and validly existing under the laws of the PRC whose registered address is at No. 1 Checheng Road, Shiyan, Hubei Province, PRC; and

(4)	DANA MAURITIUS LIMITED (hereinafter DANA), a one hundred percent (100%) wholly owned subsidiary of DANA CORPORATION with limited liability established and validly existing under the laws of the Republic of Mauritius, with its legal address at Level 6, One Cathedral Square, Pope Hennessy Street, Port Louis, Mauritius.
Each of the parties shall be referred to as a “Party” and collectively referred to as the “Parties”.
RECITALS:
(A)	DONGFENG AXLE CO., LTD. (hereinafter referred to as DAC) is a limited liability company incorporated in accordance with the laws of the PRC, whose original shareholders were DFL, Dongfeng Industry and DFM.

(B)	DFL and DANA CORPORATION entered into a Letter of Intent on September 24th, 2003, pursuant to which DFL and DANA CORPORATION agree to set up an equity joint venture company (hereinafter referred to as JVC) in Xiangfan Municipality, Hubei Province, PRC.

(C)	DFL and DANA CORPORATION agree that the investment of DANA CORPORATION in the JVC will be carried out by DANA.

(D)	DFL and DANA entered into a joint venture contract (hereinafter referred to as the JV Contract), pursuant to which the JVC will be established based on DAC as a Sino-foreign equity joint venture, in which DFL and DANA would each hold a fifty percent (50%) equity interest.

(E)	DFL and DANA entered into a partial closing agreement (hereinafter referred to as the PCA), pursuant to which DANA will purchase a 4% equity interest in the JVC by DFL for RMB 38,800,000 instead of holding a 50% equity interest as contemplated under the JV Contract.

(F)	Upon further discussions between DFL, DANA, Dongfeng Industry and DFM, the Parties have agreed to jointly carry out the JVC’s business activities in accordance with the terms and conditions of this Amendment which amended and restated the JV Contract, adhering to the principles of equality and mutual benefit.

TERMS AGREED:
1.	Definitions and Interpretation

1.1	Unless the context otherwise requires, the defined words and expressions used in this Amendment shall have the same meanings as those used in the JV Contract.

1.2	Headings are inserted for convenience only and shall not affect the construction of this Amendment.

2.	Effect on the JV Contract

2.1	The JV Contract shall be amended as set out in Article 3 below. Any reference to an article in the JV Contract shall, unless the context otherwise requires, be construed as a reference to such an article as the same has been amended or supplemented pursuant to this Amendment, or may otherwise have been, or from time to time be, amended, supplemented or novated.

2.2	This Amendment is supplemental to and shall be construed as forming part of the JV Contract.

2.3	Save as otherwise expressly provided in this Amendment, the JV Contract shall continue in full force and effect in accordance with its terms. Nothing in this Amendment shall effect either Party’s liabilities under or in connection with the JV Contract which have accrued prior to the effectiveness of this Amendment.

3.	Amendment to the JV Contract

3.1	The following four (4) definitions shall be inserted in Article 1 “DEFINITION”:

Agreement means the Partial Closing Agreement entered into by and among DFL, Dongfeng Industry, DFM and Dana on even date herewith pursuant to which the purchase by Dana from DFL of the 4% equity interest in DAC will be completed.

Completion Date shall have the meaning as defined in the Agreement.

DONGFENG means DFL, Dongfeng Industry and DFM collectively, jointly and severally.

Interim Period means the three (3) year time period starting from the date on which the JVC’s new business license has been issued.

3.2	The definition for “Articles of Association” shall be revised and replaced with the following:

“Articles of Association means the Articles of Association of the JVC signed by the Parties as of the date of execution of the JV Contract, together with the amendment to the Articles of Association and any supplement and amendment made thereto from time to time.”

3.3	The definition for “Contract” shall be revised and replaced with the following:

“Contract means the Joint Venture Contract, together with its amendment and any supplement and amendment made thereto from time to time.”

3.4	The definition for “Delegates” shall be revised and replaced with the following:

“Delegates mean the General Manager, the Executive Deputy General Manger and the Deputy General Managers delegated to the JVC by either Party or other management and technical personnel to be delegated to the JVC upon agreement by the Parties.”

3.5	The word “means” in the definition “Commercial Vehicles” and “Deputy General Manager and Deputy General Managers” shall be deleted and replaced with “mean”.

3.6	The definition for “Party” and “Parties” shall be revised and replaced with the following:

“Party means DONGFENG (or DFL, Dongfeng Industry or DFM individually, as the case may be) or DANA individually; and Parties means DONGFENG and DANA collectively.”

3.7	The definition for “SPA” shall be revised and replaced with the following:

“SPA means the Sale and Purchase Agreement for the acquisition by Dana of an aggregate fifty percent (50%) of the registered capital of Dongfeng Axle Co., Ltd. entered into among DFL, Dongfeng Industry, DFM and Dana and dated March 10, 2005 as supplemented by the Agreement.”

3.8	Article 2.1 “Chinese Party” shall be revised and replaced with the following:

“The Chinese parties to this Contract are:
(a)	Dongfeng Motor Co., Ltd. (DFL)

Dongfeng Motor Co., Ltd. or [Chinese characters] in Chinese is a Sino-foreign equity joint venture with limited liability duly organized and validly existing under the laws of the PRC with its legal address at 84 Baiye Road, Wuhan Economic Development Zone, Wuhan City, Hubei Province, PRC. The legal representative of DFL is:

Name:	XU PING
Position:	Chairman of the Board
Nationality:	Chinese
(b)	Dongfeng (Shiyan) Industrial Company (Dongfeng Industry)

Dongfeng (Shiyan) Industrial Company or [Chinese characters] in Chinese is a company with limited liability duly established and validly existing under the laws of the PRC whose registered address is at No. 66 Gongyuan Road, Shiyan, Hubei Province, PRC. The legal representative of Dongfeng Industry is:

Name:	LI ZHENHUA
Position:	Chairman of the Board
Nationality:	Chinese
(c)	Dongfeng Motor Corporation (DFM)

Dongfeng Motor Corporation or [Chinese characters] in Chinese is a state-owned enterprise with limited liability duly established and validly existing under the laws of the PRC whose registered address is at No. 1 Checheng Road, Shiyan, Hubei Province, PRC. The legal representative of DFM is:

Name:	XU PING
Position:	General Manager
Nationality:	Chinese”
3.9	In Article 2.2, the name of “Robert E. Pollock” shall be deleted and replaced with “Phillip A. Rotman II”.

3.10	The second sentence of Article 3.1 shall be revised and replaced with the following:

“The JVC shall be deemed to be duly established on the date set forth in the JVC’s new business license issued by the SAIC (the Establishment Date) evidencing that DFL, Dongfeng Industry, DFM and Dana each holding a seventy-five and 23/100 percent (75.23%), ten and 96/100 percent (10.96%), nine and 81/100 (9.81%) and four percent (4%) equity interest in the JVC respectively.”

3.11	References to “DFL” in Article 19.1, Article 19.5, Article 19.6 and section (ii) of Article 27.5(b) shall be deleted and replaced with “DONGFENG”.

3.12	The third sentence of Article 3.3 shall be revised and replaced with the following:

“The Parties, including Dongfeng Industry and DFM, shall share the profits and, subject to the above, bear the risks and losses in accordance with the ratio of their capital contributions as set out in Article 5.2.”

3.13	Section (iii) of Article 4.2(b) shall be revised and replaced with “pusher and tag”.

3.14	Article 5.1 shall be revised and replaced with the following:

“The total investment amount of the JVC shall be Renminbi Seven Hundred and Eighty Million (RMB780,000,000).”

3.15	Article 5.2 shall be revised and replaced with the following:

“The registered capital of the JVC shall be Renminbi Five Hundred Million (RMB500,000,000), of which DFL shall contribute Renminbi Three Hundred Seventy Six Million and One Hundred Fifty Thousand (RMB376,150,000) accounting for seventy five and 23/100 percent (75.23%), Dongfeng Industry shall contribute Renminbi Fifty Four Million and Eight Hundred Thousand (RMB54,800,000) accounting for ten and 96/100 percent (10.96%), DFM shall contribute Renminbi Forty Nine Million and Fifty Thousand (RMB49,050,000) accounting for nine and 81/100 percent (9.81%), and DANA shall contribute Renminbi Twenty Million (RMB20,000,000) accounting for four percent (4.00%).”

3.16	Article 5.3 shall be revised and replaced with the following:
“(a)	DFL shall contribute to the JVC seventy five and 23/100 percent (75.23%) of the registered capital of DAC, which has been subscribed and fully paid up by it as of the date hereof, representing seventy five and 23/100 percent (75.23%) of the registered capital of the JVC.

(b)	Dongfeng Industry shall contribute to the JVC ten and 96/100 percent (10.96%) of the registered capital of DAC, which has been subscribed and fully paid up by it as of the date hereof, representing ten and 96/100 percent (10.96%) of the registered capital of the JVC.

(c)	DFM shall contribute to the JVC nine and 81/100 percent (9.81%) of the registered capital of DAC, which has been subscribed and fully paid up by it as of the date hereof, representing nine and 81/100 percent (9.81%) of the registered capital of the JVC.

(d)	DANA shall contribute to the JVC four percent (4.00%) of the registered capital of DAC, which DANA has acquired from DFL pursuant to the SPA (as supplemented by the Agreement) and which has been subscribed and fully paid up by DFL as of the date hereof, representing four percent (4.00%) of the registered capital of the JVC.”
3.17	The figure “50%” in Article 5.4(b) shall revised and replaced with “4.00%”.

In the second paragraph, the word “the” before “DFL Representations and Warranties” shall be deleted.

3.18	Article 5.5 shall be revised and replaced with the following:

“The obligations of DFL, Dongfeng Industry and DFM with respect to their respective capital contributions to the JVC shall be deemed fully discharged on the Completion Date. DANA’s obligation with respect to its capital contributions to the JVC shall be deemed fully discharged on the date which DANA has made full payment for the 4% equity interest in DAC in accordance with the terms and conditions of the Agreement.”

3.19	Section (ii) and (iii) of Article 5.6 (c) shall be revised and replaced with the following:
“(ii)	Prior to the Completion Date, DANA and DFL will, based on recommendation from DANA’s and DFL’s financial team, set the targets for additional funding from the Parties for the first 2 years after the JVC’s new business license has been issued;

(iii)	Once the Board has decided that additional funding from the Parties are required, Dana and DFL shall provide funding to the JVC up to their pro rata shares of the aforesaid target by any of the following options (A) a shareholder loan to the JVC, (B) a parent guarantee supporting JVC’s borrowing from any banks or financial institutions, or (C) a standby letter of credit.”
3.20	Article 5.7 (a) shall be revised and replaced with the following:

“Subject to the provisions of this Article 5.7, either Party may assign, sell or otherwise dispose of all or part of its registered capital contribution to the JVC to a third party, provided, however, that it first obtains the written consent of the other Party and the approval of the Approval Authority if required. “

3.21	The following paragraph shall be inserted as Article 5.7(f):

“Notwithstanding any provisions to the contrary, neither Dongfeng Industry nor DFM shall transfer its corresponding equity interest in the registered capital of the JVC, in whole or in part, to any third party other than an Affiliate.”
3.22	The following paragraph shall be inserted as Article 5.8(b):

“For the purposes of this Article 5.8 and only during the Interim Period, an Affiliate, in relation to either Dongfeng Industry or DFM, shall mean DFL only.”

3.23	The phrase “or by the Chairman alone during the Interim Period,” shall be inserted after the wording “Vice-Chairman of the Board” in the second sentence of Article 5.9.

3.24	Section (iv) of Article 5.11 (a) shall be deleted and the sequencing of the original section (v) to (xi) of Article 5.11 (a) shall be adjusted accordingly.

3.25	The following shall be inserted as Article 5.11 (b):

“All of the Ancillary Contracts mentioned above have been executed on the same date this Amendment is signed.”

3.26	The original Article 5.11 (b) shall become Article 5.11 (c).

3.27	The following paragraph shall be inserted as Article 5.12:

“5.12 Purchase of an Additional 46% Equity Interest in the JVC

Provided that Dana acquired the 4% equity interest from DFL prior to 30 June 2007, after April 1, 2008 but within the Interim Period, Dana will purchase, and DFL, Dongfeng Industry and DFM will sell in one lump sum an additional 46% equity interest in the JVC (the Additional Equity Interest), which is composed of a 25.23% equity interest in the JVC held by DFL, a 10.96% equity interest in the JVC held by Dongfeng Industry, and a 9.81% equity interest in the JVC held by DFM, if all of the following events have occurred:
(a)	The Additional Equity Interest will be free and clear from any Encumbrance (as defined in the SPA);

(b)	All of the requisite PRC governmental approvals and/or legal procedures for the purchase by Dana of the Additional Equity Interest from DFL, Dongfeng Industry and DFM have been obtained and/or completed;

(c)	The appraised value of the Additional Equity Interest is within 18% plus or minus of RMB 446,200,000. Otherwise, the Parties will discuss and find a solution that will be mutually acceptable to the Parties.

(d)	Both the income method and the replacement cost method will be used to appraise the value of the Additional Equity Interest. Subject to Article 5.12(C) above, the higher value derived from the appraisal using either of these two methods will be the transaction price for the Additional Equity Interest.
At the completion of the purchase by Dana of the Additional Equity Interest as set out in this Article 5.12, this Contract shall be further amended to incorporate all of the original terms and conditions of the JV Contract, which have been amended by this Contract, to reflect the then 50:50 equity ratio of the Parties in the JVC. The Parties shall then execute the Final Closing Agreement in accordance with the terms and conditions set forth in the Schedule 1 attached hereto and take all necessary actions to obtain approvals and give effect thereto.”

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and filed separately with the Securities and Exchange Commission
3.28	The wording “new” shall be inserted before the wording “business license” in Section (iii) of Article 6.1 (a).

3.29	Article 6.1 (h) shall be revised and replaced with the following:

“assist expatriate personnel of DANA CORPORATION or its Affiliates and the JVC in handling the necessary procedures for entry visas, work permits and travelling arrangements, and to assist the JVC in arranging appropriate housing for expatriate employees of the JVC, and hotel accommodations for foreign personnel on temporary assignment to the JVC;”

3.30	The wording “traveling” in Article 6.2 (f) shall be revised and replaces with “travelling”.

3.31	The last sentence of Article 8.6(b) shall be revised and replaced with the following:

“DFL shall remain liable for any and all asbestos claims until ten (10) years after January 1, 2006, after which date DFL shall no longer be liable therefor.”

3.32	Article 9.1 shall be revised and replaced with the following:

“DFL shall purchase from the JVC and cause its Affiliates to purchase from the JVC subject to QCDD the Commercial Vehicle, specialty vehicle and light vehicle axle products required by them and which the JVC can supply, **** .”

3.33	The wording “in the same matter as what the JVC has agreed under the Long Term Supply Agreement” in Article 9.2(b) shall be deleted.

3.34	Article 9.2(f) shall be deleted.

3.35	Article 9.6 (a) shall be revised and replaced with the following:

“Both DANA and DFL undertake that, as soon as the JVC has been established, the JVC shall start to establish a R&D Center for the Products (the R&D Center), which belongs to the JVC and will be independent of the Parties.”

3.36	Article 9.6 (e) shall be revised and replaced with the following:
“(e)	Both DANA and DFL confirm the target dates for the establishment of the R&D Center in stages as follows:
(i)	Within 2 years after the Completion Date, all initial hardware of the R&D Center shall be set up; initial staffing shall be completed; and the R&D Center shall be operational;

(ii)	By 2012, the basic functions of the R&D Center shall be established; the focus of the R&D Center shall be to ensure that the Products are competitive in the PRC market;

(iii)	Following 2012, the R&D Center shall endeavor to become the industrial leader with regard to the technical aspects of the Products. ”
3.37	The wording “Parties” in Article 9.6 (f) shall be revised and replaced with “DANA and DFL”.

3.38	The first sentence of Article 9.11 shall be revised and replaced with the following:

“The JVC board will periodically review the progress of DANA CORPORATION in meeting its objectives and obligations of providing technology, technical support, and other support in connection with the JVC’s establishment of the R&D Center, in accordance with the provisions of this Contract, the Technology License Contract and Technical Assistance Contract.”
3.39	The wording “thirty” in Article 10.5 (c) shall be deleted and replaced with “third”.

3.40	Article 11.1 shall be revised and replaced with the following:

“During the Interim Period, the composition of the Board shall be based on the second paragraph of Article 11.2(a) below.”

3.41	The following shall be inserted as the second paragraph of Article 11.2 (a):

“Notwithstanding any provisions to the contrary in the preceding paragraph, during the Interim Period:
(i)	The Board shall consist of eight (8) directors, among which, four (4) directors, including the Chairman, shall be appointed by DFL, one (1) director shall be appointed by Dongfeng Industry, one (1) director shall be appointed by DFM and the other two (2) directors shall be appointed by Dana; and

(ii)	the JVC will not establish the position of Vice Chairman.”
3.42	The following sentences shall be inserted after Section (v) of Article 11.3(a):
“(vi)	change or amend the profit distribution policy set forth in Article 16.7; and

(vii)	any investment in any other company.”
3.43	In Article 11.3(c), section (ix) shall be deleted; section (xvii) shall be deleted and replaced with the following:
“(xviii)	the matter set out in Article 9.11 above;”
The sequencing of the original Section (x) to (xvi) of Article 11.3(c) shall be adjusted accordingly.
3.44	The following shall be inserted as the last paragraph of Article 11.3:

“Notwithstanding any provisions to the contrary, during the Interim Period, decisions of the Board involving the aforementioned matters set out in this Article 11.3(c) above shall require the approval of a simple majority of all members of the Board present at the meeting (in person or by proxy).”

3.45	Article 11.4(b) shall be revised and replaced with:

“If the Chairman grants authorization or is unable to perform his or her responsibilities due to health reasons only, the Vice Chairman, or, during the Interim Period, a director authorized by the Chairman, may act in his or her place to perform his or her responsibilities.”

3.46	The phrase “with at least one (1) director from DFL and Dana respectively” shall be inserted in Article 11.5 (b) after the wording “Board directors”.

3.47	Section (iv) of Article 11.5(c) shall be revised and replaced with the following:

“each director, including the Chairman and Vice-Chairman (if such a position has been established), shall have only one (1) vote with no deciding vote in case of a tie.”

3.48	Article 11.5(d) shall be revised and replaced with the following:

“Upon the written request of three (3) or more directors (which shall specify the matters to be discussed), the Chairman (or the Vice Chairman, or, during the Interim Period, a director authorized by the Chairman, if the Chairman grants authorization or is unable to perform his or her responsibilities due to health reasons only) shall convene an interim meeting of the Board within three (3) months of the written request for such interim meeting.”

3.49	Article 11.5(e) shall be revised and replaced with:

“If the Chairman of the Board does not call a meeting according to Articles 11.4(a) and 11.5(d), the Vice-Chairman or, during the Interim Period, a director authorized by the Chairman, shall be entitled to call and preside over the Board meeting.”

3.50	The first sentence of Article 11.5(k) shall be revised and replaced with:

“If at any properly convened Board meeting, no quorum is constituted because less than six (6) directors are present in person or by proxy or because no director appointed by DFL or Dana is present in person or by proxy, the directors present at this Board meeting (Original Board Meeting) shall call a second Board meeting (Second Board Meeting).”

3.51	The phrase “(if such a position has been established)” shall be inserted both in the second sentence of Article 11.5 (m) and in the last sentence of Article 11.5 (p) after the wording “Vice-Chairman”.

3.52	The following shall be inserted as the last sentence of Article 12.1(a):

“As a general matter, neither Dongfeng Industry nor DFM will be involved in the daily management and operations of the JVC.”

3.53	The wording “advices” in the section (i) of Article 12.1(c) shall be deleted and replaced with “advice”.

3.54	The following shall be inserted as the last paragraph of the section(ii) of Article 12.1(d):

“Notwithstanding any provisions to the contrary, during the Interim Period:

- if the Board deems it necessary to engage a Deputy General Manager in charge of finance, DFL will have the right to nominate the candidate for such a position to be approved and appointed by the Board as provided in the Amendment to the Contract. The Parties acknowledge and agree that the performances of both the current General Manager and the current Deputy General Manager in charge of engineering have been satisfactory for the past year. As such, the Parties agree that, during the Interim Period, the current General Manager and the current Deputy General Manager will be engaged to continue perform their respective roles as the General Manager and Deputy General Manager in charge of engineering of the Company so long as their respective performance remains reasonably satisfactory to the Parties.

- if the General Manager or the Deputy General Manager in charge of engineering could no

**** indicates where a confidential portion has been omitted and filed separately with the Securities and Exchange Commission longer serve the Company due to any reason, DANA and DFL agree to communicate with each other to work together to agree on the nomination of the replacement candidate for appointment by the Board.”

3.55	The phrase “(if such a position has been established)” shall be inserted in Article 12.1 (g) after the wording “Vice-Chairman”.

3.56	The wording “the” shall be inserted in the first sentence of Article 15.2(b) after the wording “as of”.

3.57	The wording “DANA CORPORTION” in the last sentence of Article 16.3(b) shall be replaced with “DANA CORPORATION’S”.

3.58	The following shall be inserted as Article 16.3(e):

“During the Interim Period, Dongfeng Industry and DFM shall have full access to monthly operational reports, quarterly financial reports, audited financial reports and such other reports to be prepared by the management of the JVC and distributed to DFL and DANA.”

3.59	The wording “oversees” in the second sentence of Article 16.4 shall be deleted and replaced with “oversee”.

3.60	Article 16.5(a) shall be revised and replaced with the following:
“(a)	The Board will consult with all parties, including DFM and Dongfeng Industry, regarding the engagement of an internationally recognized and PRC qualified accounting firm to be the JVC’s auditor and to examine and verify the JVC’s financial accounting prior to engagement of such auditor, and after this consultation will engage such auditor. The scope of audit performed by the JVC’s auditor will comply with Chinese GAAP. The auditor will prepare a separate report complying with the US GAAP which is converted from the report complying Chinese GAAP. The results of the auditor’s examination will be reported to the Board and the General Manager. The JVC shall submit to the Parties (including Dongfeng Industry and DFM during the Interim Period) and to each director the audited annual accounts within the shortest time period practicable after the end of the fiscal year (subject to the stipulated time table for issuing the audit report by the auditor jointly engaged by the Parties), together with the audit report of the auditor. All Parties (including Dongfeng Industry and DFM during the Interim Period) will be provided with the first draft of the report and shall have the right to communicate with the auditor in relation to such report. The JVC shall pay the cost of the audit.”
3.61	The wording “(including Dongfeng Industry and DFM during the Interim Period)” shall be inserted after the wording “Party” in the first sentence of Article 16.5(b).

3.62	The following shall be inserted as Article 16.6(C):

“Notwithstanding the above provisions, during the Interim Period, the JVC will not allocate the reserve fund and the enterprise development fund.”

3.63	Article 16.7(a) shall be revised and replaced with the following:

“ ****

**** indicates where a confidential portion has been omitted and filed separately with the Securities and Exchange Commission
****	”
3.64	Article 16.7(b) shall be revised and replaced with the following:
“(i)	****

(ii)	****

(iii)	**** ”
3.65	The first paragraph of Article 16.7(f) shall be revised and replaced with the following:
“Distributable profits shall be calculated in RMB. The JVC shall pay DFL, Dongfeng Industry and DFM any dividend to be distributed to them in RMB and shall pay DANA any dividend to be distributed to DANA in US$. The JVC shall, at the request of DANA, convert any RMB dividend to be distributed to DANA into US$ and remit the same out of China in accordance with the then applicable regulations governing the payment of foreign exchange.”

3.66	The last sentence of Article 16.8(c) shall be revised and replaced with the following:

“For the avoidance of doubt, any payment by DFL to the JVC for the purchase of any axle products shall be made in accordance with the current practice applied by the Parties at the time of signing this Contract.”

3.67	The first sentence of Article 17.2(b) shall be revised and replaced with the following:

“Unless otherwise specified in this Contract or in contracts entered into by the JVC, all payments by the JVC to DANA or DANA CORPORATION and to any expatriate employees of the JVC shall be made in US$, or in another freely convertible currency as DANA or DANA CORPORATION or such expatriate employees may determine, and all payments by the JVC to DFL, Dongfeng Industry and DFM as well as to PRC enterprises or nationals shall be made in RMB.”

3.68	Article 19.1 shall be revised and replaced with the following:

“19.1 Representations and Warranties of DONGFENG

Each of DFL, Dongfeng Industry and DFM represents and warrants the following:
(a)	It is a limited liability company duly established and validly existing as a legal person under the laws of the PRC;

(b)	It has full legal right, power and authority to execute this Contract and all contracts and documents referred to in this Contract to which it is a party, and to observe and perform its obligations under this Contract and those contracts and documents;

(c)	It’s representative whose signature is affixed hereto and to all contracts and documents referred to in this Contract to which it is a party, has been fully authorized to sign this Contract and those contracts and documents pursuant to a valid power of attorney, a copy of which has been provided to DANA; and

(d)	It has obtained all consents, approvals, authorizations and taken all other actions necessary to validly execute this Contract and all of the contracts and documents referred to in this Contract to which it is a party and to observe and perform its obligations under this Contract and those contracts and documents. “
3.69	The wording “amended” in shall be deleted and replaced with “new” in Article 22.1(a).

3.70	The phrase “(except as otherwise disclosed by a Party to the other Party at the time of entering into this Amendment)” shall be inserted in Article 23.1(d) after the wording “bankrupt”.

3.71	The following shall be inserted as Article 23.3(b):
“(b)	In the event that the acquisition by Dana of the Additional Equity Interest fails to be implemented in accordance with the provisions of Article 5.12 above, DFL has the right to determine whether to buy out the 4% equity interest held by Dana. The price for such buy-out of the equity interest by DFL shall be an amount equal to the price that DANA paid to DFL to purchase such 4% equity interest. The Parties undertake that the Parties will take all necessary actions to make sure that such buy out of the 4% equity interest by DFL will be completed within sixty (60) days after DFL makes such decision.

If DFL decides not to buy out such equity interest and DANA continues to hold a 4% equity interest in the JVC, the JVC shall continue to receive a license from DANA to use the technology and know-how licensed under the Technology and Know-How License Contract and pay royalties in accordance with the terms and conditions thereunder, provided that such a license shall be on a non-exclusive basis.

If DFL decides to buy out such equity interest and DANA no longer holds a 4% equity interest in the JVC, the principles outlined in Article 23.3(a) above shall apply to the basis on which the JVC or the Successor to the JVC may continue to use the technology and know-how licensed under the Technology and Know-How License Contract in accordance with the terms and conditions thereunder, provided that such a license shall be on a non-exclusive basis. Under this circumstance, the

JVC or the Successor to the JVC shall only pay royalties for the “Licensed Product” during the Interim Period pursuant to the Technology and Know-How License Contract. For the “Other Products” defined in the Technology and Know-How License Contract, the JVC or the Successor to the JVC shall not be liable to pay any royalties. To the extent that any such royalty has been paid in relation to the Other Products, the Parties shall procure its refund.

Regardless of whether DFL buys out the equity interest held by Dana in accordance with this Article, the Parties shall amend the relevant documents on the basis of this Article and take necessary actions to give effect to such amendment.”
3.72	The reference to “(b)(i) and (b)(ii)” in the last paragraph of Article 23.3 shall be revised and replaced with “(a)(i) and (a)(ii)”.

3.73	Section (iii) of Article 27.4(a) shall be deleted and the sequencing of the original section (iv) to (vi) of Article 27.4(a) shall be adjusted accordingly.

3.74	Article 27.5(b) shall be revised and replaced with the following:

“DFL may assign its rights and responsibilities under this Contract and any agreements entered into pursuant to this Contract to subsidiary of DFL (DFL Assignee) in which DFL has at least a fifty-one percent equity interest and full management control, provided that DFL guarantees the faithful performance of DFL Assignee of all terms of the assigned contract and agreements.”

3.75	The following shall be inserted as Article 27.5(c):

“Dongfeng Industry and DFM may assign their respective rights and responsibilities under this Contract and any agreements entered into pursuant to this Contract to DFL only and not to any other party.”

3.76	Article 29(a) shall be revised and replaced with the following:

“This Contract is written in a Chinese version and in an English version in eight (8) originals each. Both language versions shall be equally authentic. DFL, Dongfeng Industry, DFM, the Company and DANA shall each keep one (1) original in each language. The remaining originals shall be submitted, as necessary, to governmental authorities. ”

3.77	Section (6) of Article 30.1(a) shall be deleted and the sequencing of the original section (7) to (13) of Article 30.1(a) shall be adjusted accordingly.

3.78	The first sentence of Article 30.2(a) shall be revised and replaced with the following:

“The Approval Authority for this Contract is the Department of Commerce of Hubei Province.”

3.79	The following shall be inserted in Article 30.6(b) after the contact information of DFL:

“To Dongfeng Industry:
     Dongfeng (Shiyan) Industrial Company
     66 Gongyuan Road,
     Shiyan City, Hubei Province

     PRC
     Attention: General Manager
To DFM :
     Dongfeng Motor Corporation
     1 Checheng Road
     Shiyan City, Hubei Province
     PRC
     Attention: General Manager”
3.80	The contact information of Dana in Article 30.6(b) shall be revised and replaced with the following:
“To DANA:
     c/o 4500 Dorr Street
     Toledo, Ohio 43615
     U.S.A.
     Attention: Director of Dana Mauritius Limited
     Telephone: +1 419 535 4500”
3.81	The signing page shall be revised and replaced with the following:

“This Contract is signed in Shanghai, PRC by the duly authorized representatives of DFL, Dongfeng Industry, DFM and DANA on this 14th of March 2007.

Dongfeng Motor Co., Ltd.	Dana Mauritius Limited

By:	By:

Dongfeng (Shiyan) Industrial Company

By:

Dongfeng Motor Company

By: ”

3.82	A Form Final Closing Agreement shall be attached at the end hereof.

4.	Conflict with the JV Contract

The Parties hereby agree that if and to the extent that any provisions of the JV Contract conflict with the provisions of this Amendment, the provisions of this Amendment shall prevail.

5.	Effective Date

This Amendment shall become effective upon the approval by the Approval Authority.
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IN WITNESS WHEREOF the Parties have executed this Amendment on the date appearing at the head hereof.

Signed for and on behalf of

DONGFENG MOTOR CO., LTD.

/s/ Ouyang Jie
Name: OUYANG Jie
Title: Vice President

Signed for and on behalf of

DONGFENG (SHIYAN) INDUSTRIAL COMPANY

/s/ Chen Yaodong Name: CHEN Yaodong
Title: Executive Deputy General Manager

Signed for and on behalf of

DONGFENG MOTOR CORPORATION

/s/ Ouyang Jie Name:
Title:

Signed for and on behalf of

DANA MAURITIUS LIMITED

/s/ Frank Sheehan Name: Frank SHEEHAN
Title: Authorized Representative

Schedule 1
Form Final Closing Agreement

DONGFENG MOTOR CO., LTD.
DONGFENG (SHIYAN) INDUSTRIAL COMPANY
DONGFENG MOTOR CORPORATION
and
DANA MAURITIUS LIMITED

FINAL CLOSING AGREEMENT

THIS FINAL CLOSING AGREEMENT is made on [•] (this Agreement).
Between
(1)	DONGFENG MOTOR CO., LTD., a Sino-Japanese equity joint venture with limited liability duly established and validly existing under the laws the People’s Republic of China whose registered address is at 84 Baiye Road, Wuhan Economic Development Zone, Wuhan, Hubei Province, People’s Republic of China (DFL). The legal representative of DFL is Xu Ping, a national of the PRC, who holds the position of chairman of the board.

(2)	DONGFENG (SHIYAN) INDUSTRIAL COMPANY, a company with limited liability duly established and validly existing under the laws the People’s Republic of China whose registered address is at No. 66 Gongyuan Road, Shiyan, Hubei Province, People’s Republic of China (Dongfeng Industry). The legal representative of Dongfeng Industry is Li Zhenhua, a national of the PRC, who holds the position of chairman of the board.

(3)	DONGFENG MOTOR CORPORATION, a state-owned enterprise with limited liability duly established and validly existing under the laws the People’s Republic of China whose registered address is at No. 1 Checheng Road, Shiyan, Hubei Province, People’s Republic of China (DFM). The legal representative of DFM is Xu Ping, a national of the PRC, who holds the position of general manager.

(4)	DANA MAURITIUS LIMITED, a company with limited liability duly established and validly existing under the laws of the Republic of Mauritius whose principal place of business is at Level 6, One Cathedral Square, Pope Hennessy Street, Port Louis, Mauritius (Dana). The legal representative of Dana is Phillip A. Rotman II, a national of the United States of America, who holds the position of Director.
For the purpose of this Agreement, each of DFL, Dongfeng Industry, DFM and Dana is referred to as a Party, and collectively referred to as the Parties.
RECITALS
(A)	Dongfeng Dana Axle Co., Ltd. (Business License Registration Number 4206001330066) is a joint venture company of limited liability owned by DFL, Dongfeng Industry DFM and Dana, which is duly established and validly existing under the laws of the People’s Republic of China with its registered address at 10th Floor, Torch Building, Hi-Tech Industry Development Zone, Xiangfan, Hubei Province, PRC (the Company).

(B)	DFL, Dongfeng Industry, DFM and Dana entered into a Partial Closing Agreement (the PCA) on March 14, 2007 to amend the SPA. It was contemplated under the PCA that Dana would purchase 4% of the entire equity interests in the Company held by DFL. Meanwhile, DFL, Dongfeng Industry, DFM and Dana entered into an Amendment to the Equity Joint Venture Contract (the original Joint Venture Contract and such amendment are collectively referred to as the Contract).

(C)	Upon friendly consultations, the Parties contemplate that Dana would purchase ten point nine six percent (10.96%) of the equity interest in the Company held by Dongfeng Industry, nine point eight one percent (9.81%) of the equity interest in the Company held by DFM, and an additional twenty five point two three percent (25.23%) equity interest in the Company held by DFL (collectively the Transferred Equity), on the basis of an appraised value agreed by the Parties.

(D)	Upon the completion of the sale and purchase by Dana of the Transferred Equity, being forty six percent (46%) equity interest in the Company pursuant to this Agreement, DFL and Dana will each hold a fifty percent (50%) equity interest therein.

(E)	It is contemplated that the Parties shall complete the transfer of the Transferred Equity based on the terms and conditions set out in this Agreement.
Now Therefore, it is agreed as follows:
1.	Definitions and Interpretation

1.1	Unless the context otherwise requires, the defined words and expressions used in this Agreement shall have the following meanings:

Affiliates mean, in relation to any Party, any enterprise, corporation, partnership, trust or other entity directly or indirectly controlling or controlled by or under direct or indirect common control with that Party; control for the purposes of this definition being taken to mean direct ownership of fifty percent (50%) or more of the registered capital, stocks or the voting rights of such enterprise or entity;

Agreement means this Final Closing Agreement;

Approval Authority means the Department of Commerce of Hubei Province;

Business Day means a day (other than a Saturday or Sunday) on which banks generally are open in the United States of America and the PRC for the transaction of normal banking business;

Company has the meaning as defined in Recital (A) of this Agreement;

Completion has the meaning as defined in Clause 4.1 of this Agreement;

Completion Date has the meaning as defined in Clause 2.4 of this Agreement;

Contract has the meaning as defined in Recital (D) of this Agreement;

DFL means Dongfeng Motor Co., Ltd.;

DFM means Dongfeng Motor Corporation;

Dongfeng Industry means Dongfeng (Shiyan) Industrial Company;

Dana means Dana Mauritius Limited;

Encumbrance means any mortgage, pledge, lien, charge, encumbrance, assignment, hypothecation, priority, security interest, option, warrant, title retention, preferential right, trust arrangement, security agreement or arrangement, or other third party claims or rights (including rights of pre-emption) of any nature whatsoever;

HKIAC means the Hong Kong International Arbitration Center;

Party means DFL, Dongfeng Industry, DFM or Dana; and Parties means DFL, Dongfeng Industry, DFM and Dana;

PCA has the meaning as defined in Recital (B) of this Agreement;

PRC means the People’s Republic of China (but excluding, for the purposes of this Agreement, Hong Kong, Taiwan and Macao);

SAIC means the State Administration for Industry and Commerce, or its provincial or local branch in Hubei Province, as appropriate;

Transferred Equity has the meaning as defined in Recital (E) of this Agreement.

1.2	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

2.	Equity Transfer and Consideration

2.1	The Parties agree that DFL, Dongfeng Industry and DFM will transfer and Dana will acquire the Transferred Equity free from any Encumbrance and together with all rights attached thereto pursuant to the terms and conditions of this Agreement.

2.2	Each of DFL, Dongfeng Industry and DFM hereby consents to the transfer of the Transferred Equity (in relation to the portion of Transferred Equity not held by itself) and provides Dana with their respective waiver for the exercise of their first right of refusal with regard to such Transferred Equity.

2.3	The consideration payable for the Transferred Equity shall be [Appraised Price] in accordance with Article 5.12 of the Contract as amended. Such payment shall be made available to DFL , Dongfeng Industry and DFM (in proportion to their equity interest ratio in the Transferred Equity) within ten (10) Business Days after the date that the Approval Authority has approved the transfer of the forty six percent (46%) equity interest in the Company with the letter of approval and the approval certificate indicating DFL and Dana’s respective shareholding as fifty percent (50%) and fifty percent (50%), and otherwise containing terms not inconsistent with the Parties’ intention, and that SAIC has issued a new business license to the Company on this basis (the date of such payment shall hereinafter be referred to as the Completion Date).

3.	Lapse of Agreement

The Parties agree that, if the equity transfer contemplated hereunder has not been approved and become effective on or before the end of the three-year period which commences from the date that the new business license is issued reflecting the transfer of the 4% equity interest in the Company as contemplated in the PCA or such later date as the Parties mutually agree in writing from time to time, this Agreement shall automatically terminate in which case none of the Parties shall have any claim of any nature whatsoever against any other Party(ies) under this Agreement (save in respect of any rights and liabilities of the Parties which have accrued before termination).

4.	Completion

4.1	The Parties agree that completion of the Transferred Equity shall take place as of the Completion Date (the Completion).

4.2	The following list of documents shall be delivered to Dana within five working days after Completion:

(i)	the approval reply and the approval certificate issued by the Approval Authority approving (i) the acquisition of the Transferred Equity by Dana pursuant to this Agreement, (ii) the Amendment to the Equity Joint Venture Contract, (iii) the amendment to the articles of association, and (iv) DFL holding fifty percent (50%) of the registered capital of the Company and Dana holding fifty percent (50%) of the registered capital of the Company;

(ii)	a new business license for the Company issued by SAIC or its local branches which characterises the Company as a Sino-foreign equity joint venture with DFL and Dana each holding fifty percent (50%) equity interest in the Company respectively;

(iii)	evidence that four (4) Dana appointees and four (4) DFL appointees have been registered with SAIC or its local branch as constituting the entire board of directors of the Company;

(iv)	the Amendment to the Equity Joint Venture Contract and the amendment to the articles of association signed by all Parties;

(v)	a letter of appointment duly executed by DFL in the agreed form appointing four (4) individuals to the board of directors of the Company; and

(vi)	powers of attorney of DFL, Dongfeng Industry and DFM authorising the execution of this Agreement and other relevant agreements.
5.	Post-Completion Undertaking

DFL , DFM and Dongfeng Industry agree and undertakes with Dana that as soon as practicable and in any event within ten (10) Business Days after Dana makes full payment of the Transferred Equity to DFL, DFM and Dongfeng Industry; DFL, DFM and Dongfeng Industry shall cause the chairman of the board of directors of the Company to promptly issue an investment certificate to Dana confirming its fifty percent (50%) equity interest in the Company, provided that the Company has obtained the corresponding verification report from its accountant.

6.	Right to Terminate

DFL and Dana may, at any time prior to the Completion Date, terminate this Agreement if any governmental authority does not ratify the purchase price agreed by the Parties after the Parties enter into this Agreement, which is within 18% plus or minus of RMB 446,200,000, in which case either Party may terminate this Agreement.

7.	Entire Agreement

This Agreement sets out the entire agreement and understanding between the Parties in respect of the sale and purchase of the Transferred Equity. This Agreement supersedes all prior agreements, understandings or arrangements (whether oral or written) relating to the sale and purchase of the Transferred Equity. It is agreed that:
(A)	no Party has entered into this Agreement in reliance upon any statement, representation, warranty or undertaking of any other Party other than those expressly set out or referred to in this Agreement;

(B)	save for any such liability as a Party has under or in respect of any breach of this Agreement or any other agreement or document referred to in this Agreement, no Party shall owe any duty of care, nor have any liability in tort or otherwise, to any other Party or any other person in respect of, arising out of, or in any way relating to the transaction contemplated by this Agreement; and

(C)	the Parties confirm that for the purchase by Dana of the Transferred Equity from DFL, Dongfeng Industry and DFM, DFL, Dongfeng Industry and DFM shall not be obliged to make any representations, undertakings or warranties other than those contained in this Agreement, nor be liable for any claims raised by Dana relating to the Transferred Equity.
8.	Variation

8.1	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties to it. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

8.2	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

9.	Assignment

9.1	None of the Parties hereunder shall nor shall it purport to assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement, nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Parties.

9.2	Any purported assignment in contravention of this Clause 9 shall be void.

10.	Announcements

Each Party hereby undertakes that it shall not and shall procure that each of its Affiliates, directors, officers and employees shall not at any time make any public announcement or circular or disclosure in connection with the existence or subject matter of this Agreement without the prior written approval of the other Parties hereto (such approval not to be unreasonably withheld or delayed); to the extent any public announcement, circular or disclosure in connection with the existence or subject matter of this Agreement is required to be made by any of the Parties pursuant to any applicable law or stock exchange requirements, the Parties shall, to the maximum extent permitted under applicable laws and stock exchange requirements, fully consult each other to agree on the scope and substance of the required disclosure.

11.	Confidentiality

11.1	DFL undertakes to Dana that save as required by applicable law or stock exchange requirements each of them shall not and shall procure that each of its directors, officers and employees shall not at any time, save with the prior consent in writing of Dana, divulge or communicate to any person other than to directors, officers, employees or professional advisers of Dana any secret or confidential information concerning the Company or any customer or client or business of the Company.

11.2	Dana hereby undertakes to DFL that save as required by applicable law or stock exchange requirements it and its Affiliates shall not and shall procure that each of its directors, officers and employees shall not at any time save with the prior consent in writing of DFL divulge or communicate to any person other than to its directors, officers, employees or professional advisers any secret or confidential information concerning the Company or any customer or client or business of the Company.

11.3	The restrictions contained in Clauses 11.1 and 11.2 above shall cease to apply in the event that such information comes into the public domain (other than through any unauthorised disclosure by DFL or Dana) or disclosure of such information is required by law or any court or tribunal. If disclosure of such information is required by law or any court or tribunal, then any of the Parties so required to disclose such information shall promptly inform and consult with all the other Parties before taking any actions to make any disclosures as required.

12.	Severability

If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

13.	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

14.	Waivers

14.1	No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

14.2	The rights and remedies of any Party under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

15.	Further Assurance

Each Party agrees to perform (or procure the performance, by its duly authorised representatives) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as any other Party may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transaction contemplated hereunder and for the purpose of vesting in such Party the full benefit of the assets, rights and benefits to be transferred to or conferred on such Party under this Agreement.

16.	Notices

16.1	Any notice or other communication to be given by one Party to the other Parties under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. It shall be served by sending it by pre-paid recorded express courier delivery to the address set out in Article 30.6(b) of the Contract and marked for the attention of the relevant Party set out in Article 30.6(b) of the Contract (or as otherwise notified from time to time). Any notice so served by express courier shall be deemed to have been duly given at 10:00am on the seven (7th) Business Day following the date of posting.

16.2	References to time in this Clause are to local time in the country of the addressee.

16.3	A Party may notify the other Parties to this Agreement of a change to its name, relevant addressee, or address for the purposes of this Clause 16, provided that, such notice shall only be effective on:
(A)	the date specified in the notice as the date on which the change is to take place; or

(B)	if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.
17.	Execution and Effectiveness

17.1	This Agreement shall be executed by the duly authorised representatives of the Parties hereto and shall come into force after signing.

17.2	The Parties confirm that the Sale and Purchase Agreement entered into by DFL, Dongfeng Industry, DFM and Dana on March 10, 2005 has been terminated on March 31, 2008.

17.3	Once this Agreement has been executed it shall then be submitted for approval by DFL to the Approval Authority along with the Amendment to the Equity Joint Venture Contract and the amendment to the articles of association.

18.	Governing law

The establishment, effectiveness, interpretation, amendment, performance and termination of this Agreement shall be governed by and construed in accordance with the laws of the PRC. To the extent there is no applicable PRC law, reference shall be made to international practices.

19.	Settlement of disputes

19.1	The Parties shall try to resolve any dispute, controversy or claim arising out of or in connection with this Agreement through friendly consultations between the Parties. But, if no settlement is reached within twenty (20) Business Days from the date one Party notifies the other Parties in writing of its intention to submit the dispute, controversy or claim to arbitration in accordance with this Clause, then any such dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration by HKIAC in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Clause. The arbitration will be administered by HKIAC in accordance with HKIAC Procedures for

Arbitration in force at the date of this Agreement including additions to the UNCITRAL Arbitration Rules as are therein contained.
19.2	The place of arbitration shall be in Hong Kong at the Hong Kong International Arbitration Center. The arbitration proceedings will be conducted in English and Chinese. The arbitration panel will consist of three (3) members. Dana shall select one (1) arbitrator, and DFL, Dongfeng Industry and DFM shall jointly select one (1) arbitrator. The presiding arbitrator shall be selected by agreement between the arbitrators selected by the Parties or, failing agreement within ten (10) Business Days of the appointment of the two (2) Party-nominated arbitrators, by the Chairperson of the HKIAC. The presiding arbitrator shall not be a national of the PRC or the United States of America. The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly. The costs of arbitration and the costs of enforcing the arbitration award (including witness expenses and reasonable attorneys’ fees) shall be borne by the losing Party(ies), unless otherwise determined by the arbitration award.

19.3	In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any legal action between the Parties pursuant to or relating to this Agreement, each Party expressly waives any defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state.

19.4	Each Party shall continue to exercise its respective rights, and fulfill its obligations under this Agreement while a dispute is being resolved through arbitration, except for the matters in dispute.

19.5	Any award of the arbitrators may be enforced by any court having jurisdiction over the Party against which the award has been rendered, or wherever assets of that Party are located, and shall be enforceable in accordance with the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958).

20.	Language

This Agreement is written in a Chinese version and in an English version in eight (8) originals each. Both language versions shall be equally authentic. Each of DFL, Dongfeng Industry, DFM, the Company and Dana shall each keep one (1) original in each language. The remaining originals shall be submitted, as necessary, to the governmental authorities.
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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date appearing at the head hereof.

Signed for and on behalf of

DONGFENG MOTOR CO., LTD.

Name:
Title:
Date:

Signed for and on behalf of

DONGFENG (SHIYAN) INDUSTRIAL COMPANY

Name:
Title:
Date:

Signed for and on behalf of

DONGFENG MOTOR CORPORATION

Name:
Title:
Date:

Signed for and on behalf of

DANA MAURITIUS LIMITED

Name:
Title:
Date: